EXHIBIT 10.19
                                  Via Facsimile
                                                                 October 3, 1997

Mr. Craig Newfield
64 Hawthorn Avenue
Needham, Massachusetts  02192

Dear Craig,

I am delighted to offer you the position of Vice President and General Counsel for Interleaf, Inc. Our company is at a very important juncture. Tremendous opportunities for success are within our sights but there is work to be done. Your credentials and energy are very impressive. I am sure that you will have a positive influence on our results.

The Position
The General Counsel position is one of the most important officer level positions in our company. You will be responsible for all of our legal matters (both internal and external coordination) as well as their impact on both operational and strategic activities. As a direct report to the Chief Executive Officer, you will also be asked to participate in developing our long-term strategy and operating plans and participate on the senior management team.

Compensation Package
The base salary for the General Counsel position is $110,000 per annum and an annual incentive compensation pool of $40,000 with total on target earnings of $150,000.

Your incentive compensation program is designed to reward you for both individual contributions as well as the performance of the team in meeting quarterly and annual performance goals. The incentive compensation program will provide you with a total quarterly bonus pool of $30,000 upon achievement of mutually agreed to revenue and profit targets, and an escalation bonus should you exceed the target. The incentive bonus will be distributed to you in quarterly amounts of $7,500 for 100% revenue and profit attainment; for under/over attainment the bonus payment will be made utilizing the following formula:

         At 70% of goal for the quarter, you will be paid $4,500
         At 80% of goal for the quarter, you will be paid $5,250
         At 85% of goal for the quarter, you will be paid $6,000
         At 90% of goal for the quarter, you will be paid $6,750
         At 95-100% of goal for the quarter, you will be paid $7,500 At each 10% above 100% of goal for the quarter, you will receive $10,000 additional bonus.

In addition, for reaching 100% of our targeted annual revenue and profit as General Counsel, you will receive an additional $10,000 bonus amount. The total annual on target earnings (OTE) for this position is $150,000. The incentive compensation goals for the first half of FY1998 are similar for the entire Senior Management Team. We will be reviewing our goals for the second half of FY1998 this month and look forward to your participating in this planning process to insure that the goals that are developed reflect your input. Please note that there is no limit to your incentive compensation. I fully intend to reward you for achievement above and beyond the defined targets.

Equity Participation
I am also delighted to offer you 125,000 stock options. The price of the options will be based upon the then current price on your start date. The options will vest over a four-year period. As we discussed, I am fully committed to having you achieve your long-term compensation goals.

As we discussed, 50,000 of these stock options will not vest until the fourth anniversary of your employment, if you do not reach or exceed 80% of your incentive goals for the second half of FY1998.


                 % Achieved                Vesting Re-Set
                 ----------                --------------

12,500           80% of Plan YTD           6 mos. after start
12,500           90% of Plan YTD           6 mos. after start
12,500           80% of Plan YTD           12 mos. after start
12,500           90% of Plan YTD           12 mos. after start
------
50,000



Benefits Package
Your compensation will also include participation in our standard corporate benefits program, a summary of which is attached.

Please note that this letter does not constitute an employment agreement. In the unlikely circumstance that you are terminated without cause, the company will provide you a notice period of six (6) months and require a similar period should you wish to end your employment with the company.

I am very much looking forward to your joining our team. I know that you will do an outstanding job in this critical role. Your expected start date is October 13, 1997. Please indicate your acceptance and agreement with the terms of this employment offer by signing below. Again, we look forward to your joining the team.

Sincerely,



  /s/ Jaime W. Ellertson
-------------------------------------
Jaime W. Ellertson
President and Chief Executive Officer

Accepted:



 /s/  Craig Newfield                                   October 4, 1998
-------------------------------------                -------------------------
                                                             Date